                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       Thoratec Laboratories Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                            THORATEC LABORATORIES CORPORATION

                            ----------------------------------

                        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               TO BE HELD ON JUNE 3, 1996


                            --------------------------------

        TO THE SHAREHOLDERS OF THORATEC LABORATORIES CORPORATION:


     NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders of Thoratec Laboratories
Corporation, a California corporation ("Thoratec" or the "Company"), will be held on Monday, June 3, 1996 at 11:00 a.m., Pacific time, at the Berkeley Marina Marriott Hotel, 200 Marina Blvd., Berkeley, California 94710, for the following purposes:


     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To approve the Thoratec 1996 Stock Option Plan.


     3. To approve the Thoratec 1996 Nonemployee Directors Stock Option Plan.


     4. To approve amendments to the Company's Articles of Incorporation to effect a one-for-three reverse split of the Company's Common Stock.

     5. To approve an amendment to the Company's Bylaws to set the size of the Board of Directors between five to nine directors, with the exact number fixed by the Board of Directors.

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on May 13, 1996 are entitled to notice of and to vote at the meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a Proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          D. KEITH GROSSMAN
                                          Chief Executive Officer and President

Berkeley, California

May 15, 1996


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

                       THORATEC LABORATORIES CORPORATION
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------


     The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Thoratec Laboratories Corporation ("Thoratec" or the "Company") for use at the Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held Monday, June 3, 1996 at 11:00 a.m., Pacific time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Berkeley Marina Marriott Hotel, 200 Marina Blvd., Berkeley, California 94710. The Company's principal executive offices are located at 2023 Eighth Street, Berkeley, California 94710. The telephone number at that address is (510) 841-1213.



     These proxy solicitation materials were mailed on or about May 16, 1996 to all shareholders entitled to vote at the Annual Meeting.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING


     Shareholders of record at the close of business on May 13, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 46,784,255 shares of the Company's common stock (the "Common Stock") were issued, outstanding and entitled to vote at the meeting.


REVOCABILITY OF PROXIES

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Every shareholder voting for the election of directors may exercise cumulative voting rights and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than seven candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters each share is entitled to one vote on each proposal or item that comes before the Annual Meeting.

     The Company intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business. However, abstentions are counted as votes against a proposal for purposes of determining whether or not a proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile or other method. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by the Company. The Company may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

NOMINEES


     Seven directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. All of the nominees named below are presently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified. It is not expected that any nominee will be unable or will decline to serve as a director, although it is expected that Mr. Gardner will resign when a suitable replacement is found. See "Expected Resignation.".


     The name of and certain other information regarding each nominee is set forth in the table below.

                                                                                     DIRECTOR
           NAME OF NOMINEE              AGE         POSITION WITH THE COMPANY          SINCE
- --------------------------------------  ----  -------------------------------------- ---------
J. Donald Hill(1).....................   59   Director and Chairman of the Board       1976
D. Keith Grossman.....................   36   Director, President and Chief            1996
                                              Executive Officer
Christy W. Bell(1)(2).................   73   Director                                 1988
Howard E. Chase(2)....................   59   Director                                 1986
Wendell J. Gardner....................   63   Director                                 1992
Robert J. Harvey......................   64   Director                                 1976
George W. Holbrook, Jr.(1)............   64   Director                                 1995

- ---------------

(1) Member of Compensation and Option Committee.
(2) Member of Audit Committee.

     There is no family relationship between any of the directors or executive officers of the Company.

     J. Donald Hill, M.D. has been a Director of the Company since its inception in March 1976 and is a significant shareholder of the Company. In January 1995, Dr. Hill became Chairman of the Board of Directors. Dr. Hill is Chairman of the Department of Cardiac Surgery at California Pacific Medical Center in San Francisco where he is also a practicing cardiovascular surgeon.

     D. Keith Grossman joined the Company as Chief Executive Officer and President in January 1996. He was elected to the Board of Directors in February 1996. Prior to joining Thoratec, Mr. Grossman was the president of the Northern Division of Major Pharmaceuticals, Inc. from May 1992 to September 1995, at which time it was sold. From 1988 to 1992, Mr. Grossman served as the Vice President of Sales and Marketing for Calcitek, Inc., a manufacturer of implantable medical devices. Prior to that he held various other sales, marketing and general management positions within the medical devices and supplies industry.

     Christy W. Bell became a Director of the Company in April 1988 and is a significant shareholder of the Company. Mr. Bell is President and CEO of Electro-Petroleum Inc. ("EPI"), Electro-Pyrolysis Inc., and Arc Technologies Inc. Prior to joining EPI, Mr. Bell had been Chairman and Chief Executive Officer of Chem-Clear, located in Wayne, Pennsylvania, until February 1988, when the Company was sold. Mr. Bell serves as a member of the Board of Clean Harbors, Inc., a public company.

     Howard E. Chase became a Director of the Company in November 1986. Mr. Chase is President and Chief Executive Officer of DeTomaso Industries, Inc. From 1984 to 1995, Mr. Chase was a partner in the law firm of Morrison Cohen Singer & Weinstein in New York City. He acted as an advisor and as special counsel to the Company from 1979 to 1995.

     Wendell J. Gardner became a Director of the Company in December 1992 pursuant to an agreement with COBE Laboratories, Inc. He joined COBE Laboratories, Inc. in 1969. Mr. Gardner is a Senior Vice President of COBE Laboratories, Inc. He held the position of President of COBE Cardiovascular, Inc. from 1990 to 1994 and was Senior Vice President and Cardiovascular Division Manager from 1982 to 1990. Mr. Gardner has held several other positions with COBE, including Vice President for European Operations, and Chief Financial Officer.

     Robert J. Harvey, Ph.D. has served as Director of the Company since its inception in March 1976. From 1976 through January 1996, Dr. Harvey was the Company's Chief Executive Officer and President. From 1976 through 1994, Dr. Harvey was Chairman of the Board of Directors. Prior to 1976, Dr. Harvey was an independent consultant to companies in the medical products and other high technology fields. Dr. Harvey holds a Ph.D. in Biomedical Engineering from Worcester Polytechnic Institute, an M.S. degree in Physics from Drexel Institute of Technology, and a B.S. degree in Engineering from the U.S. Military Academy at West Point.

     George W. Holbrook, Jr. became a Director of the Company in July 1995. Since 1984 Mr. Holbrook has been the Managing Partner of Bradley Resources Company, a private investment partnership. Mr. Holbrook is also a director of Merrill Lynch Institutional Intermediate Fund and other associated funds, and a director of Canyon Resources Corporation.

BOARD MEETINGS AND COMMITTEES

     The Board held a total of 17 meetings during the fiscal year ended December 30, 1995. No director attended fewer than 75 percent of the aggregate of all meetings of the Board and of the committees, if any, upon which such director served.

     During fiscal year 1995, the Audit Committee consisted of all members of the Board except Dr. Harvey. The Audit Committee currently consists of Messrs. Bell and Chase, with Mr. Chase serving as Chairman. The principal functions of the Audit Committee are to recommend engagement of the Company's independent auditors, to consult with the Company's auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's financial control procedures and personnel. The Audit Committee held one meeting during fiscal 1995.

     During fiscal year 1995, the Compensation Committee consisted of all members of the Board except Dr. Harvey. In 1996, the Option Committee was discontinued and the Compensation Committee was renamed the Compensation and Option Committee. The Compensation and Option Committee currently consists of Messrs. Bell, Hill and Holbrook, with Mr. Holbrook serving as Chairman. The Compensation and Option Committee reviews and recommends to the Board compensation and benefits for the Company's executive officers and management. The Compensation Committee and the Option Committee each held one meeting during fiscal year 1995.

     The Board does not have a nominating committee.

BOARD COMPENSATION


     Directors receive reimbursement for travel and other expenses directly related to their activities as directors, but no other fee or retainer. Beginning in 1996, outside directors will be eligible to participate in the Company's 1996 Nonemployee Directors Stock Option Plan. The terms of that plan are described below under "Proposal 3 -- Approval of Nonemployee Directors Stock Option Plan."



EXPECTED RESIGNATION



     Mr. Gardner has informed the Board that he intends to resign from the Board sometime after the Annual Meeting at such time as a suitable replacement is found. Mr. Gardner's intended resignation is not the result of any disagreement with the Company relating to the Company's operations, policies or practices.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 30, 1996, (i) by each of the Company's directors, (ii) by each Named Executive Officer, (iii) by all directors and executive officers as a group, and (iv) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock.

                                                           NUMBER OF SHARES          PERCENT OF SHARES
                        NAME(1)                          BENEFICIALLY OWNED(2)     BENEFICIALLY OWNED(3)
- -------------------------------------------------------  ---------------------     ---------------------
COBE Laboratories, Inc. ...............................        11,124,231                   23.8%
  1185 Oak Street
  Lakewood, CO 80215
Intermedics, Inc. .....................................         6,222,222                   13.3
  4000 Technology Drive
  Angleton, TX 77515
Paul F. Glenn(3).......................................         4,387,017                    9.4
  627 Lilac Drive
  Montecito, CA 93108
J. Donald Hill(4)......................................         4,120,861                    8.8
  Thoratec Laboratories Corporation
  2023 Eighth Street
  Berkeley, CA 94710
George W. Holbrook, Jr.(5).............................         3,843,664                    8.2
  Bradley Resources Company
  107 John Street
  Southport, CT 06490
Bradley Resources Company(5)...........................         3,843,664                    8.2
  P. O. Box 1938
  Palm City, Florida 34990-6938
Christy W. Bell(6).....................................         2,871,127                    6.1
Robert J. Harvey(7)....................................           649,444                    1.4
Cheryl D. Hess(8)......................................           398,651                      *
Howard E. Chase(9).....................................           192,666                      *
Dan E. Nielsen(10).....................................           197,249                      *
Ronald G. Seyffert(11).................................                --                      *
D. Keith Grossman(12)..................................                --                      *
Wendell J. Gardner.....................................                --                      *
Directors and Executive Officers as a Group
  (10 persons)(13).....................................        12,273,662                   25.5%

- ---------------
  *  Less than one percent.

 (1) Except as set forth herein, the address of the persons set forth above is the address of the Company appearing elsewhere in this proxy statement.

 (2) Applicable percentage ownership for each shareholder is based on 46,726,055 shares of Common Stock outstanding as of March 30, 1996, together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares. Beneficial ownership also includes shares of stock subject to options and warrants exercisable or convertible within 60 days of March 30, 1996. Shares of Common Stock subject to outstanding options are deemed outstanding for computing the percentage of ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

 (3) Includes 1,641,572 shares held by the Paul F. Glenn Foundation for Medical Research, Inc. of which Mr. Glenn is a director and officer. Mr. Glenn disclaims beneficial ownership of these shares.

 (4) Includes 186,666 shares issuable upon exercise of options exercisable within 60 days of March 30, 1996.

 (5) Bradley Resources Company is an investment partnership which owns 3,843,664 shares. George W. Holbrook, Jr. a director of the Company, is a general partner of Bradley Resources Company and is deemed to share beneficial ownership of such shares with Mr. James McGoogan, a general partner of Bradley Resources Company.

 (6) Includes 150,666 shares issuable upon exercise of options exercisable within 60 days of March 30, 1996.

 (7) Includes 452,005 shares issuable upon exercise of options exercisable within 60 days of March 30, 1996.

 (8) Includes 341,205 shares issuable upon exercise of options exercisable within 60 days of March 30, 1996.

 (9) Includes 189,666 shares issuable upon exercise of options exercisable within 60 days of March 30, 1996.

(10) Includes 152,999 shares issuable upon exercise of options exercisable within 60 days of March 30, 1996.

(11) Mr. Seyffert joined the Company in November 1995 and was granted an option to purchase 75,000 shares, none of which are exercisable within 60 days of March 30, 1996.

(12) Mr. Grossman joined the Company in January 1996 and was awarded options to purchase 1,000,000 shares, which vest in four annual increments of 25% each.

(13) Includes 1,473,207 shares issuable upon exercise of outstanding options that are exercisable within 60 days of March 30, 1996. Excludes options to purchase 1,000,000 shares awarded in January 1996 to Mr. Grossman.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation received for services rendered to the Company during the 1993, 1994 and 1995 fiscal years by the Chief Executive Officer of the Company and each of the four additional most highly compensated executive officers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                    ANNUAL            ------------
                                                               COMPENSATION(1)         SECURITIES
                                                             --------------------      UNDERLYING
           NAME AND PRINCIPAL POSITION              YEAR      SALARY       BONUS       OPTIONS(#)
- --------------------------------------------------  ----     --------     -------     ------------
Robert J. Harvey(2)...............................  1995     $110,308     $    --       $     --
Chief Executive Officer, President                  1994      108,675       5,267             --
and Director                                        1993      106,838      31,500        150,000
Cheryl D. Hess....................................  1995       90,904          --             --
Chief Financial Officer, Vice President -- Finance  1994       89,860       4,967             --
and Secretary                                       1993       88,341      31,500        150,000
Dan E. Nielsen....................................  1995       93,951          --             --
Vice President -- Operations                        1994       92,856       5,067         50,000
                                                    1993       91,905      31,500        150,000
Ronald G. Seyffert(3).............................  1995       14,769          --         75,000
Vice President -- Marketing and Sales


- ---------------

(1) In accordance with the Rules of the Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.


(2) Dr. Harvey resigned as Chief Executive Officer and President in January 1996, at which time D. Keith Grossman was appointed Chief Executive Officer and President. Mr. Grossman's annual salary is $150,000, plus a bonus of up to 50% of salary.


(3) Mr. Seyffert joined the Company in November 1995. His annual base salary is $90,000.

OPTION GRANTS

     The following table provides information concerning grants of options to purchase the Company's Common Stock made to each of the Named Executive Officers during the year ended December 30, 1995. No stock appreciation rights were granted to these individuals during such fiscal year:

                             OPTION GRANTS IN 1995


                                                                                                 POTENTIAL REALIZED
                                                            INDIVIDUAL GRANTS                     VALUE AT ASSUMED
                                            --------------------------------------------------    ANNUAL RATES OF
                                            NUMBER OF     PERCENT OF                                STOCK PRICE
                                            SECURITIES   TOTAL OPTIONS                            APPRECIATION FOR
                                            UNDERLYING    GRANTED TO     EXERCISE                  OPTION TERM(2)
                                             OPTIONS       EXPLOYEES      PRICE     EXPIRATION   ------------------
                 NAME(1)                     GRANTED        IN 1995       ($/SH)       DATE        5%        10%
- ------------------------------------------  ----------   -------------   --------   ----------   -------   --------
Ronald G. Seyffert........................    75,000          42.9%       $ 2.00     08/08/05    $94,500   $239,250


- ---------------
(1) No other Named Executive Officer of the Company received option grants in 1995. In January 1996, Mr. Grossman was granted an option to purchase 1,000,000 shares of Common Stock, which becomes exercisable annually over four years.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth certain information regarding the value of exercised options and unexercised stock options held by each of the Named Executive Officers as of December 30, 1995.

                1995 OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                            SHARES                            FISCAL YEAR END(2)            FISCAL YEAR END(3)
                         ACQUIRED ON         VALUE        ---------------------------   ---------------------------
         NAME            EXERCISE(#)     REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----------------------  --------------   --------------   -----------   -------------   -----------   -------------
Robert J. Harvey......          --          $     --        497,589        146,416      $ 2,324,991     $ 639,850
Cheryl D. Hess........      35,595            97,272        412,693        163,930        1,923,047       718,164
Dan E. Nielsen........          --                --        177,999        193,333          788,831       678,469
Ronald G. Seyffert....          --                --             --         75,000               --       337,500

- ---------------
(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise (the closing sales price reported on The Boston Stock Exchange on such date) minus the exercise price, and does not necessarily indicate that the optionee sold such stock.

(2) Options vest over periods of four to five years from the date of the grant.

(3) Represents the difference between the option exercise price and the closing price of the Company's Common Stock as reported on The Boston Stock Exchange at fiscal year end.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     During fiscal 1995, management compensation issues were reviewed by the Compensation Committee which consisted of all members of the Board except Dr. Harvey. The Board had an Option Committee made up of two outside directors who administered the Company's stock option plans. In 1996, the Option Committee was discontinued and the Compensation Committee was renamed the Compensation and Option Committee. The function of the Compensation and Option Committee is to review and recommend management compensation to the Board. The Compensation Committee and the Option Committee each met one time in 1995.

     The Company believes that its ability to achieve the objectives of obtaining regulatory approval for and commercializing its circulatory support and graft products, and becoming profitable, is dependent in large upon the ability to recruit and retain qualified executives with substantive experience in the development, regulatory approval, manufacture, marketing and sale of new medical devices. The Company is competing for experienced executives within the San Francisco Bay Area, where an estimated 85 to 100 biotechnology/biomedical/pharmaceutical companies are located. Due to the high cost of housing relative to other parts of the country, and the correspondingly substantial relocation expenses for out-of-state executives, the Company's recruiting efforts generally have been focused on experienced personnel who are already located in the Bay Area.

     In 1994, the Board adopted a policy designed to control the base salaries of its executives while providing sufficient incentives to attract and retain qualified personnel. In accordance with this policy, the Company strives to set executive base salaries by considering relative contribution of the position to achievement of the Company's goals and objectives, "market value" as defined by salaries of executives within the Bay Area with comparable experience in similar positions, and job-related responsibilities with respect to size of budget, number of subordinates and scope of activities. In general, the Company strives to set base salaries of new executives at market, which is defined as the average base salary of incumbents in comparable positions, and uses its 1993 Stock Option Plan to facilitate recruiting and to retain qualified executives by providing long-term incentives. Typically, new executives are granted stock options as part of their initial employment package.

     During 1993, the Internal Revenue Code of 1986 was amended to include a provision that denies a deduction to publicly held corporations for compensation paid to "covered employees" (defined as the chief executive officer and the next four most highly compensated officers as of the end of the taxable year) to the extent that compensation paid to any "covered employee" exceeds $1 million in any taxable year of the corporation beginning after 1993. Certain "performance-based" compensation qualified for an exemption from the limits on deductions. It is the Company's policy to qualify compensation paid to its top executives for deductibility in order to maximize the Company's income tax deductions, to the extent that so qualifying the compensation is not inconsistent with the Company's fundamental compensation policies. Based upon the Internal Revenue Service's proposed regulations and compensation paid to the Company's "covered employees" for the 1995 tax year, all compensation paid by the Company in 1995 to such covered employees was deductible to the Company.

     Stock Options. The Company has determined that stock options are an important incentive for attracting and retaining qualified personnel, including executive-level personnel.

     Corporate Performance Criteria. Management presents to the Board a set of corporate goals for a succeeding period, generally ranging from 12 to 18 months, as part of the annual plan and budget process. These goals establish benchmarks for assessing overall corporate performance. Given the dynamic nature of the new medical device development process, progress toward the achievement of corporate goals is reviewed with the Board periodically together with a description of any change in circumstances that management believes may warrant an update to or revisions of these goals. The principal corporate goals for 1995 were FDA approval of the Company's VAD System and closing of an interim round of financing to support operations.

     Periodic Salary Adjustments. Generally, executive salaries are reviewed annually and salary adjustments may be awarded on the basis of increased responsibilities of individual executives over a period of time or the outstanding performance of individual executives as exhibited by consistently high standards in the execution of established duties, as described by the Chief Executive Officer to the Board. Company performance as a whole is a major consideration in the Board's decision to award any salary increases and, to a lesser extent, the Board also considers general economic conditions and trends. In November 1995, the base annual salaries of three Company executives were increased by 10% after a two year salary freeze. These increases were considered and approved solely by members of the Board of Directors who are not employees of the Company.

     Chief Executive Officer Compensation. Generally, the non-employee members of the Board meet with the Chief Executive Officer to discuss the performance of the other executive officers and of the Company as a whole. The members of the Board then meet in the absence of the Chief Executive Officer and other employee members of the Board, if any, to discuss the performance of the Chief Executive Officer.

     Summary. The Board believes that it has established a program for compensation of the Company's executives which is fair and which aligns the financial incentives for executives with the interests of the Company's shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, no executive officer of the Company served on the board of directors or compensation committee of another company that had an executive officer serve on the Company's Board of Directors or its Compensation or Option Committee.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and ten percent shareholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of copies of such reports received or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 30, 1995, there has been no failure by any of its officers, directors or ten percent shareholders to file on a timely basis any reports required by Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In September 1995 the Company sold an aggregate of 40,000 shares of Common Stock to Bradley Resources Company for an aggregate purchase price of $52,000. George W. Holbrook, Jr., a Director of the Company, is the Managing Partner of Bradley Resources Company. In September 1994, the Company sold to Bradley Resources Company a Convertible Promissory Note and warrants for the purchase of 18,824 shares of Common Stock for an aggregate purchase price of $50,000. In March 1996, Bradley Resources Company converted its Convertible Promissory Notes into 30,675 shares of Common Stock and exercised its warrant to purchase 19,139 shares of Common Stock at an exercise price of $1.50 per share. The shares of Common Stock acquired in these transactions are entitled to certain registration rights.

     In November 1992 the Company entered into a comprehensive agreement with COBE pursuant to which COBE acquired approximately 26% of the Common Stock of the Company and obtained the right to place two directors on the Board of Directors. In addition, COBE obtained a license to use the Company's biomaterials technology in certain of COBE's medical products and agreed to act as the Company's distributor in certain European countries. For the fiscal years ended December 1994 and 1995, sales to COBE represented approximately 20% and 26%, respectively, of Thoratec's net revenue. In 1995, Thoratec modified its distributor agreement with COBE and appointed Arrow International as its distributor in most of the former COBE countries. In March 1996, Thoratec and COBE modified their agreement to eliminate COBE's right to two Board seats.

STOCK PRICE PERFORMANCE GRAPH

     The following line graph illustrates a five-year comparison of the cumulative total shareholder return on the Common Stock against the cumulative total return of the NASDAQ Stock Market-U.S. Index and the Hambrecht & Quist Health Care Index, assuming $100 invested in the Common Stock and the two indexes on December 31, 1990.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
 AMONG THORATEC LABORATORIES CORPORATION, THE NASDAQ STOCK MARKET-US INDEX AND
                    THE HAMBRECHT & QUIST HEALTH CARE INDEX

                                   THORATEC                       HAMBRECHT &
      MEASUREMENT PERIOD         LABORATORIES    NASDAQ STOCK    QUIST H EALTH
    (FISCAL YEAR COVERED)         CORPORATION      MARKET-US         CARE
12/90                                      100             100             100
12/91                                      400             161             243
12/92                                     1067             187             208
12/93                                     1933             214             162
12/94                                     2333             210             163
12/95                                     5333             297             274

* $100 INVESTED ON 12/31/90 IN STOCK OR INDEX-
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER.

                                  PROPOSAL TWO

                     APPROVAL OF THE 1996 STOCK OPTION PLAN

     At the Annual Meeting, the shareholders are being asked to approve Thoratec's 1996 Stock Option Plan (the "1996 Option Plan").

DESCRIPTION OF THE 1996 OPTION PLAN

     The purposes of the 1996 Option Plan are to: encourage selected employees and consultants to improve operations and increase profits of the Company; encourage selected employees and consultants to accept or continue employment or association with the Company or its affiliates; and increase the interest of selected employees and consultants in the Company's welfare through participation in the growth in value of the Common Stock of the Company. The Company can grant either incentive stock options ("ISOs") or nonqualified stock options ("NQOs") under the 1996 Option Plan. Only full-time employees of the Company, currently approximately 65 people, are eligible to receive ISOs or NQOs. Consultants are eligible to receive only NQOs.

     Options granted expire 10 years after the date of grant, or earlier, in the event of termination of the optionee's employment or consulting relationship with the Company. The per share exercise price of ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant. The per share exercise price of NQOs may not be less than 85% of the fair market value of the Common Stock on the date of grant. The exercisability of 115,000 options granted, as of March 30, 1996, under the 1996 Option Plan and the 1,385,000 shares available for grant thereunder are subject to shareholder approval. The exercisability of a grant of 1,000,000 NQOs made to Mr. Grossman is not subject to shareholder approval.


     The consideration payable for, upon exercise of, or for tax payable in connection with, an option grant may be paid in cash, by promissory note of the participant, or by delivery of other property, including securities of the Company, if authorized by the administrator of the 1996 Option Plan. The Company will not receive any consideration upon the grant of any options. Options generally may be exercised immediately, or may vest over four or five years, depending upon the particular grant, and must generally be exercised within three months after a participant's employment by, or consulting relationship with, the Company terminates. If termination is due to the participant's death, retirement or disability, the options may be exercised for six months thereafter. Shares issued upon exercise of options may be subject to a right of repurchase by the Company which generally lapses at the rate of 20% per year.

     The Board may amend, alter or discontinue the 1996 Option Plan or any option at any time, except that the consent of a participant is required if the participant's rights under an outstanding option would be impaired. In addition, to the extent required for the 1996 Option Plan to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or, with respect to provisions solely as they relate to ISOs, to the extent required for the 1996 Option Plan to comply with Section 422 of the Code, the shareholders of the Company must approve any amendment, alteration or discontinuance of the 1996 Option Plan that would (i) increase the total number of shares reserved under the 1996 Option Plan, (ii) change the minimum price terms for option exercise, (iii) change the class of employees and consultants eligible to participate in the 1996 Option Plan, (iv) extend the maximum option exercise period or (v) materially increase the benefits accruing to participants under the 1996 Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

     See "Certain Federal Income Tax Consequences" below for a discussion of federal income tax consequences relating to participation in the 1996 Option Plan.

PROPOSAL; BOARD RECOMMENDATION

     Shareholders are being asked to approve the 1996 Option Plan. The affirmative vote of the holders of a majority of the outstanding shares of the Company represented and voting at the Annual Meeting is required for approval of the 1996 Option Plan. The Board recommends a vote "FOR APPROVAL" of the proposal.

                                 PROPOSAL THREE

                       APPROVAL OF NONEMPLOYEE DIRECTORS
                               STOCK OPTION PLAN

     At the Annual Meeting, the shareholders are being asked to approve Thoratec's 1996 Nonemployee Directors Stock Option Plan (the "Directors Option Plan").

DESCRIPTION OF THE 1996 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN

     In 1996, the Board adopted the Directors Option Plan, subject to shareholder approval. A total of 450,000 shares of the Company's Common Stock have been reserved for issuance under the Directors Option Plan, none of which has as yet been issued. The Company currently has five nonemployee directors who are eligible to participate in the Directors Option Plan, all of whom have been nominated for election at the Annual Meeting.

     The Directors Option Plan provides for the automatic granting of nonqualified stock options to directors of the Company who are not employees of the Company or any parent or subsidiary of the Company and who have not been an employee of the Company or any parent or subsidiary of the Company in the previous 12 months ("Eligible Outside Directors"). Each person who is newly elected or appointed as an Eligible Outside Director on or after the annual meeting of shareholders in 1996 will be granted an option to purchase 10,000 shares of Common Stock on the effective date of such initial election or appointment. Thereafter, each Eligible Outside Director (including the existing outside directors) generally will be granted an option to purchase 5,000 shares of Common Stock on the date of the first meeting of the Board of Directors following the annual shareholders meeting.

     The exercise price of the options in all cases will be equal to the fair market value of Common Stock on the grant date. Each option granted pursuant to the Directors Option Plan expires ten years and two days after the date of grant or earlier in the event of the termination of the director's service on the Board of Directors. Each option granted under the Directors Option Plan is exercisable in full six months after the date of grant. The Company has the right of repurchase with respect to shares purchased upon exercise of options which expires with respect to one-eighth of the number of shares covered by such option six months after the date such option is granted and one-sixteenth of the number of shares covered by such option at the end of each three-month period thereafter. In the event of the acquisition of the Company by a merger, consolidation, sale of all or substantially all of the Company's assets or acquisition of the Company's shares, such right of repurchase shall lapse with respect to twice the number of shares still subject to the right of repurchase. The Board of Directors may waive the directors fees in any given year and have the exercise price of options granted under the Directors Option Plan reduced by the amount of the fees so waived.

     The consideration payable in connection with any option (including any related taxes) may be paid by promissory note of the nonemployee director or by delivery of shares of Common Stock of the Company if such method of payment is approved by the administrator of the Directors Option Plan. Options generally terminate three months after a nonemployee director ceases to be, for any reason, a director of the Company, but if a nonemployee director ceases to be a director due to death, disability or retirement, the option may be exercised for twelve months after the termination.

     The Board may amend, alter, or discontinue the Directors Option Plan or any option at any time, except that the consent of a participant is required if the participant's existing rights under an outstanding option would be impaired. In addition, to the extent required under applicable tax and securities laws and regulations, the shareholders of the Company must approve any amendment, alteration, or discontinuance of the Directors Option Plan that would increase the total number of shares reserved under the Directors Option Plan and in certain other circumstances as the Board may deem advisable to comply with such laws and regulations. In addition, the provisions of the plan governing who is granted options, the number of shares covered by each option, the exercise price, and the period of exercisability and the timing of option grants may not be amended more than once every six months, other than for changes to comport with the Internal Revenue Code of 1986 or the Employee Retirement Income Security Act of 1974.

     The following table shows, based on the current composition of the Board, the number of options which will be granted annually to the listed groups under the Directors Option Plan until there are no longer shares reserved for issuance or until the Directors Option Plan is terminated.

                                                                              NUMBER OF OPTIONS
                                                                             GRANTED ANNUALLY(1)
                                                                             -------------------
All executive officers as a group..........................................              0
All directors who are not executive officers as a group....................         25,000
All employees (other than executive officers) as a group...................              0

- ---------------
(1) All options granted at fair market value as of the date of grant. It is estimated that 50,000 options will be granted in 1996.

     Under the 1996 Option Plan, nonemployee directors are not eligible to receive options. The Company believes it important that directors have meaningful equity ownership in Thoratec. The reason for creating a nondiscretionary option plan for nonemployee directors and limiting their participation in the 1996 Option Plan is so that outside directors will be able to administer such plans (and any subsequently approved discretionary stock plans) in the future under rules of the Securities and Exchange Commission.

FEDERAL INCOME TAX CONSEQUENCES

     See "Certain Federal Income Tax Consequences" below for a discussion of federal income tax consequences relating to participation in the Directors Option Plan.

PROPOSAL; BOARD RECOMMENDATION

     Shareholders are being asked to approve the Directors Option Plan. The affirmative vote of the holders of a majority of the outstanding shares of the Company represented and voting at the Annual Meeting is required for approval of the Directors Option Plan. The Board recommends a vote "FOR APPROVAL" of the proposal.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS BASED UPON EXISTING STATUTES, REGULATIONS AND INTERPRETATIONS THEREOF. THE APPLICABLE RULES ARE COMPLEX, AND INCOME TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH PLAN PARTICIPANT. THIS PROXY STATEMENT DESCRIBES FEDERAL INCOME TAX CONSEQUENCES OF GENERAL APPLICABILITY BUT DOES NOT PURPORT TO DESCRIBE PARTICULAR CONSEQUENCES TO EACH INDIVIDUAL PLAN PARTICIPANT OR FOREIGN, STATE OR LOCAL INCOME TAX CONSEQUENCES, WHICH MAY DIFFER FROM UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

INCENTIVE STOCK OPTIONS

     Award; Exercise. ISOs are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. ISOs may be granted only to employees of the Company (including directors who are also employees). An optionee does not recognize taxable income upon either the grant or exercise of an ISO. However, the excess of the fair market value of the shares purchased upon exercise over the option exercise price (the "Option Spread") is includable in the optionee's "alternative minimum taxable income" ("AMTI") for purposes of the alternative minimum tax ("AMT"). The Option Spread is generally measured on the date of exercise and is includable in AMTI in the year of exercise. Special rules regarding the time of AMTI inclusion may apply for shares subject to a repurchase right or other "substantial risk of forfeiture" (including, in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, limitations on resale of shares imposed under Section 16(b) of the Exchange Act).

     Sale of Option Shares. If an optionee holds the shares purchased under an ISO for at least two years from the date the ISO was granted and for at least one year from the date the ISO was exercised, any gain from a sale of the shares other than to the Company is taxable as long-term capital gain. Under these circumstances, the Company would not be entitled to a tax deduction at the time the ISO is exercised or at the time the stock is sold. If an optionee were to dispose of stock acquired pursuant to an ISO before the end of the required holding periods (a "Disqualifying Disposition"), the amount by which the market value of the stock at the time the ISO is exercised exceeds the exercise price (or, if less, the amount of gain realized on the sale) is taxable as ordinary income, and the Company is entitled to a corresponding tax deduction. Such income is subject to information reporting requirements and may become subject to income and employment tax withholding. Gain from a Disqualifying Disposition in excess of the amount required to be recognized as ordinary income is capital gain. Optionees are required to notify the Company immediately prior to making a Disqualifying Disposition. If stock is sold to the Company rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code. The timing and amount of income from a Disqualifying Disposition and the beginning of the optionee's holding period for determining whether capital gain or loss is long- or short-term may be affected if option stock is acquired subject to a repurchase right or other "substantial risk of forfeiture" (including in the case of each person subject to the reporting requirements of Section 16 of the Exchange Act, limitations on resale of shares imposed under Section 16(b) of the Exchange Act).

     Exercise With Stock. If an optionee pays for ISO shares with shares of the Company acquired under an ISO or a qualified employee stock purchase plan ("statutory option stock"), the tender of shares is a Disqualifying Disposition of the statutory option stock if the above described (or other applicable) holding periods respecting those shares have not been satisfied. If the holding periods with respect to the statutory option stock are satisfied, or the shares were not acquired under a statutory stock option of the Company, then any appreciation in value of the surrendered shares is not taxable upon surrender. Special basis and holding period rules apply where previously owned non-statutory option stock is used to exercise an ISO.

NONQUALIFIED STOCK OPTIONS

     Award; Exercise. An optionee is not taxable upon the award of a NQO. Federal income tax consequences upon exercise will depend upon whether the shares thereby acquired are subject to a "substantial risk of forfeiture." If the shares are not subject to a substantial risk of forfeiture, or if they are so restricted and the optionee files an election under Section 83(b) of the Code (a "Section 83(b) Election") with respect to the shares, the optionee will have ordinary income at the time of exercise measured by the Option Spread on the exercise date. The optionee's tax basis in the shares will be the fair market value of the shares on the date of exercise, and the holding period for purposes of determining whether capital gain or loss upon sale is long- or short-term also will begin on or immediately after that date. If the shares are subject to a substantial risk of forfeiture and no Section 83(b) Election is filed, the optionee will not be taxable upon exercise, but instead will have ordinary income on the date the restrictions lapse, in an amount equal to the difference between the amount paid for the shares under the NQO and their fair market value as of the date of lapse; in addition, the optionee's holding period will begin on the date of the lapse.

     Whether or not the shares are subject to a substantial risk of forfeiture, the amount of ordinary income taxable to an optionee who is an employee at the time of grant constitutes "supplemental wages" subject to withholding of income and employment taxes by the Company, and the Company receives a corresponding income tax deduction.

     Sale of Option Shares. Upon sale, other than to the Company, of shares acquired under a NQO, an optionee generally will recognize capital gain or loss to the extent of the difference between the sale price and the optionee's tax basis in the shares, which will be long-term gain or loss if the employee's holding period in the shares is more than one year. If stock is sold to the Company, rather than to a third party, the sale may not produce capital gain or loss. A sale of shares to the Company will constitute a redemption of such shares, which could be taxable as a dividend unless the redemption is "not essentially equivalent to a dividend" within the meaning of the Code.

     Exercise with Stock. If an optionee tenders Common Stock to pay all or part of the exercise price of a NQO, the optionee will not have a taxable gain or deductible loss on the surrendered shares. Instead, shares acquired upon exercise that are equal in value to the fair market value of the shares surrendered in payment are treated as if they had been substituted for the surrendered shares, taking as their basis and holding period the basis and holding period that the optionee had in the surrendered shares. The additional shares are treated as newly acquired with a zero basis.

     If the surrendered shares are statutory option stock as described above under "Incentive Stock Options", with respect to which the applicable holding period requirements for favorable income tax treatment have not expired, then the newly acquired shares substituted for the statutory option shares should remain subject to the federal income tax rules governing the surrendered shares, but the surrender should not constitute a Disqualifying Disposition of the surrendered stock.

SPECIAL FEDERAL INCOME TAX CONSIDERATION DUE TO SHORT SWING PROFIT RULE

     The potential liability of a person subject to Section 16 of the Exchange Act to repay short-swing profits from the resale of shares acquired under a Company plan constitutes a "substantial risk of forfeiture" within the meaning of the above-described rules, which is generally treated as lapsing at such time as the potential liability under Section 16 lapses. Persons subject to Section 16 who would be required by Section 16 to repay profits from the immediate resale of stock acquired under a Company plan should consider whether to file a
Section 83(b) Election at the time they acquire stock under a Company plan in order to avoid deferral of the date that they are deemed to acquire shares for federal income tax purposes.

                                 PROPOSAL FOUR

                            APPROVAL OF AMENDMENT OF
                           ARTICLES OF INCORPORATION

     At the Annual Meeting, the shareholders are being asked to approve an amendment to the Company's Articles of Incorporation to effect a one for three reverse stock split of the Company's Common Stock (the "Reverse Split").

DESCRIPTION OF PROPOSAL

     The Board has approved an amendment of the Company's Articles of Incorporation to effect a reverse stock split, pursuant to which each three shares of Common Stock of the Company will become one share of Common Stock. The Reverse Split will take effect after it is approved by the shareholders of the Company and after filing with the Secretary of State of the State of California (the "Effective Date"). Even if the Reverse Split is approved by the shareholders it is within the discretion of the Board of Directors to not carry out the Reverse Split.

     The purpose of the Reverse Split is to adjust the price of the Common Stock and the number of outstanding shares to a level which the Board of Directors believes, after consultation with its financial advisors, will facilitate future public equity financings and the acquisition of Common Stock by institutional investors. The Reverse Split will not affect the relative holdings of the Company's security holders.


     As a result of the Reverse Split, the 46,726,055 shares of Common Stock outstanding on March 30, 1996 will become approximately 15,575,352 shares of Common Stock and any other shares issued prior to the Effective Date will be similarly adjusted. No fractional shares will be issued upon the Reverse Split. In lieu thereof, the Company will pay each holder of a fractional interest an amount in cash equal to the value of such fractional interest on the Effective Date. The number of authorized shares of Common Stock will remain 100,000,000.



     In addition, on the Effective Date each three options to purchase Common Stock outstanding on the Effective Date will be adjusted so that the number of shares of Common Stock purchasable thereunder shall be one (and corresponding adjustments will be made to the number of shares vested under each outstanding option) and the exercise price of each option shall be multiplied by three. On the Effective Date, the outstanding warrant to purchase the Company's Common Stock shall be adjusted so that the number of shares of Common Stock purchasable upon exercise of such warrant shall be reduced from 2 million shares to 666,667 shares and the exercise price of the warrant shall be increased from $.001 per share to $.003 per share.


PROPOSAL: BOARD RECOMMENDATION

     Shareholders are being asked to approve the proposed amendment to the Company's Articles of Incorporation. The affirmative vote of the holders of a majority of the outstanding shares of the Company is required for approval. The Board recommends a vote "FOR APPROVAL" of the proposal.

                                 PROPOSAL FIVE

                              AMENDMENT OF BYLAWS


     The shareholders are being asked to approve an amendment to the Bylaws of the Company to set the size of the Board of Directors between five to nine directors, with the exact number to be fixed by the Board.


AMENDMENT TO BYLAWS

     The Company's Bylaws currently provide that the Board of Directors shall have from four to seven members with the exact number to be fixed by the Board of Directors. The proposed amendment to the Bylaws would provide that the Company shall have five to nine directors, with the exact number to be fixed by the Board of Directors. Now that the Company has an FDA approved VAD System, the Company believes that the Board of Directors should have the flexibility to increase the size of the Board to augment the experience represented on the Board in areas such as marketing and manufacturing when and if suitable candidates are available.

PROPOSAL; BOARD RECOMMENDATION

     Shareholders are being asked to approve the proposed amendment to the Bylaws. The affirmative vote of the holders of a majority of the outstanding shares of the Company is required for approval. The Board recommends a vote "FOR APPROVAL" of the proposal.

                              INDEPENDENT AUDITORS

     The Board has selected Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the 1996 fiscal year. Deloitte & Touche LLP has been engaged as the Company's auditors since the Company's inception in 1976. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. The representatives of Deloitte & Touche LLP also will be available to respond to questions raised during the meeting.

                             SHAREHOLDER PROPOSALS


     Proposals of shareholders of the Company which are intended to be presented at the Company's 1997 meeting of shareholders must be received by the Secretary of the Company no later than January 16, 1997 in order to be included in the proxy soliciting material relating to that meeting.


                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

                                          THE BOARD OF DIRECTORS


Dated: May 15, 1996

- --------------------------------------------------------------------------------
                       THORATEC LABORATORIES CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 3, 1996



     The undersigned, revoking all prior proxies, hereby appoint(s) D. Keith Grossman and Cheryl D. Hess, and each of them, each with the power of substitution and revocation, to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote as set forth below all shares of stock of THORATEC LABORATORIES CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at The Berkeley Marina Marriott Hotel, 200 Marina Blvd., Berkeley, California 94710, on Monday, June 3, 1996 at 11:00 a.m., and at any postponements or adjournments of that meeting, and in their discretion to vote upon any other business that may properly come before the meeting.


     1. ELECTION OF DIRECTORS.

        To elect as directors J. Donald Hill, D. Keith Grossman, Christy W. Bell, Howard E. Chase, Wendell J. Gardner, Robert Harvey and George
        W. Holbrook, Jr.

              / / For all nominees listed above (except as indicated
               below)

              / / For all nominees listed above (except as indicated   / / Withhold authority to vote (as to all nominees)

               below)

      TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
                       NOMINEE'S NAME ON THE LINE BELOW:

     ----------------------------------------------------------------------

     2. 1996 STOCK OPTION PLAN.
       With respect to the proposal to approve the Thoratec 1996 Stock Option Plan:
         / / FOR APPROVAL       / / AGAINST APPROVAL       / / ABSTAIN

     3. 1996 NONEMPLOYEE DIRECTORS STOCK OPTION PLAN.


       With respect to the proposal to approve the Thoratec 1996
     Nonemployee Directors Stock Option Plan:

         / / FOR APPROVAL       / / AGAINST APPROVAL       / / ABSTAIN
     4. AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT REVERSE STOCK
     SPLIT.

       With respect to the proposal to approve amendment to the Company's Articles of Incorporation to effectuate a one-for-three reverse split of the Company's Common Stock.

         / / FOR APPROVAL       / / AGAINST APPROVAL       / / ABSTAIN
     5. AMENDMENT TO BYLAWS.

       With respect to the proposal to approve an amendment to the Company's Bylaws to set the size of the Board of Directors between five to nine, with the exact number fixed by the Board.

         / / FOR APPROVAL       / / AGAINST APPROVAL       / / ABSTAIN
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

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         THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS
     SPECIFIED, WILL BE VOTED FOR EACH OF THE PROPOSALS SPECIFIED HEREIN. THIS PROXY MAY BE REVOKED BY THE UNDERSIGNED BY ANY OF THE MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

         PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE STOCK RECORDS OF THE COMPANY. IF ACTING AS AN ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.

- ------------------ Shares of Common Stock                 Shareholder
                                                          ---------------------------------------------
                                                          ---------------------------------------------
                                                          SIGNATURE
                                                          ---------------------------------------------
                                                          PRINTED NAME OF SHAREHOLDER
                                                          ---------------------------------------------
                                                          TITLE (IF SHAREHOLDER IS NOT AN
                                                          INDIVIDUAL)
                                                          ---------------------------------------------
                                                          DATED

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